EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Affymetrix Media Contact:	Roche Media Contact:
Anne Bowdidge	Baschi Dürr
Director, Public Relations	Media Spokesperson
408-731-5791	41 61 688 88 88

Affymetrix Investor Contact:	Roche Investor Contact:

Doug Farrell

Diane Young

Vice President, Investor Relations	IR Officer, Diagnostics Division
408-731-5285	41 61 688 93 56

Roche licenses Affymetrix’ GeneChip® Technology

— Two industry leaders partner for a broad-scale commercialization of diagnostic array-based products —

Santa Clara, Calif., January 30, 2003 — Roche and Affymetrix, Inc. (NASDAQ: AFFX) today announced an agreement in which Affymetrix grants Roche access to its patented GeneChip® brand technologies to develop and commercialize diagnostic products in a broad range of human disease areas. With these technologies, Roche Diagnostics will develop and market tests for a wide range of diseases such as cancer, osteoporosis, cardiovascular, metabolic, infectious, and inflammatory diseases.

The agreement gives Roche non-exclusive rights to Affymetrix’ array and instrument technologies for up to 18 years.  It will enable Roche to create and market GeneChip laboratory tests for DNA analysis, genotyping, and resequencing applications, as well as for RNA expression analysis.

“Affymetrix’ technology is highly complementary to our polymerase chain reaction (PCR) technology”, stated Heino von Prondzynski, Head of Roche Diagnostics and a member of Roche’s Corporate Executive Committee. “We believe that creating targeted microarray expression profiles for cancer, and genotyping and resequencing profiles for other diseases will enable us to develop and commercialize novel standardized diagnostic solutions, taking this exciting technology out of the research lab and into the clinical setting. This will allow physicians to tailor therapy for individual patients.”

“Roche and Affymetrix have become partners in creating genetic tests to aid clinicians in the diagnosis and treatment of human disease,” added Stephen P.A. Fodor, Ph.D., the CEO of Affymetrix. “We believe the synergies between our GeneChip platform and Roche’s PCR technology will establish new standards for genetic clinical testing. We are thrilled to be at the forefront of this new marketplace with Roche.”  Fodor noted that he expects these tests to become as common in patient care as the X-ray, the EKG, and other routine examinations.

Together with Affymetrix, Roche will undertake research projects to develop and validate specific tests, along with clinical trials for those tests. The two companies will also collaborate on high-throughput packaging and instrument technologies for genetic tests for bringing state-of-the-art array scanning to diagnostic laboratories.

Microarrays enable researchers to qualitatively and quantitatively measure gene expression levels in a broad range of biologically relevant organisms.  They are also used for DNA analysis applications including mapping, genotyping, and resequencing.  DNA microarrays were the first high-throughput tool for studying gene function.

Under the terms of the agreement, Affymetrix will receive a one-time, upfront payment of 70 million US dollars.  Affymetrix may also receive other compensation, including royalties on sales of diagnostic kits and milestone payments for technical and commercial achievements.

Conference Call for More Information

Affymetrix will host a conference call at 5:00 am Pacific Time, Thursday, January 30 to discuss the Affymetrix/Roche deal.  The dial-in number for domestic callers will be 888-737-3798, and for international callers 706-643-2578.  A replay of the conference call will be available until 8:00 a.m. Pacific Time on February 6.  The replay number for domestic callers will be 800-642-1687 and for international callers 706-645-9291, passcode 10054#.  A webcast of the conference call and a replay will also be available at www.affymetrix.com.  The conference call, replay, and webcast are open to all interested parties.

About Affymetrix

Affymetrix is a pioneer in creating breakthrough tools that are driving the genomic revolution.  By applying the principles of semiconductor technology to the life sciences, Affymetrix develops and commercializes systems that enable scientists to improve the quality of life.  The Company’s customers include pharmaceutical, biotechnology, agrichemical, diagnostics, and consumer products companies, as well as academic, government, and other non-profit research institutes.  Affymetrix offers an expanding portfolio of integrated products and services, including its integrated GeneChip® brand platform to address the growing markets focused on understanding the relationship between genes and human health. Additional information on Affymetrix may be found at www.affymetrix.com.

About Roche

Headquartered in Basel, Switzerland, Roche is one of the world’s leading research-oriented healthcare groups.  The company’s two core businesses in pharmaceuticals and diagnostics provide innovative products and services that address prevention, diagnosis and treatment of diseases, thus enhancing people’s health and quality of life.  The two core businesses employ about 57,000 employees worldwide.  Roche’s Diagnostics Division, the world leader in in-vitro diagnostics with a uniquely broad product portfolio, supplies a wide array of innovative testing products and services to researchers, physicians, patients, hospitals and laboratories worldwide.  For further information, please visit our websites www.roche.com and www.roche-diagnostics.com.

All statements in this press release that are not historical are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix’ “expectations,” “beliefs,” “hopes,” “intentions,” “strategies,” or the like.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to, uncertainties relating to the success of the licensing and distribution agreement with Roche discussed in this press release, actual results of operations, risks of the Company’s ability to achieve and sustain higher levels of revenue, higher gross margins, reduced operating expenses, market acceptance, personnel retention, uncertainties related to cost and pricing of Affymetrix products, dependence on collaborative partners, uncertainties relating to sole source suppliers, uncertainties relating to FDA, and other regulatory approvals, competition, risks relating to intellectual property of others and the uncertainties of patent protection and litigation.  These and other risk factors are discussed in Affymetrix’ Form 10-K for the year ended December 31, 2001 and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods.  Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

PLEASE NOTE:

Affymetrix, the Affymetrix logo and GeneChip are trademarks owned or used by Affymetrix, Inc.

###